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                                                                     Exhibit 3.2


                                                      AS AMENDED ON MAY 24, 2000

                      RESTATED CERTIFICATE OF INCORPORATION

                            OF CYTOTHERAPEUTICS, INC.


         Cytotherapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is Cytotherapeutics, Inc. Cytotherapeutics, Inc. was originally incorporated under the name Cellular Transplants, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on August 2, 1988. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 14, 1992 (the "Restated Certificate of Incorporation").

         2. Pursuant to Section 245 of the General Corporation law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates, but does not further amend the provisions of the Restated Certificate of Incorporation of this corporation. There is no discrepancy between the provisions of the Restated Certificate of Incorporation as the same has been heretofore amended or supplemented and the provisions of this Restated Certificate of Incorporation.

         3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

            ONE. The name of this corporation is Cytotherapeutics, Inc.

            TWO. The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such office is The Corporation Trust Company.

            THREE. The nature of the business or purposes to be conducted by this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

            FOUR. The total number of shares of stock that this Corporation shall have authority to issue is 46,000,000, consisting of 45,000,000 shares of Common Stock, with a par value of $.01 per share (the "Common Stock"), and 1,000,000 shares of Undesignated Preferred Stock with a par value of $.01 per share (the "Undesignated Preferred Stock").

         The relative rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:


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            1. DIVIDENDS. The holders of Common Stock shall be entitled to such dividends as are declared by the Board of Directors. The right to such dividends on shares of the Common Stock shall not be cumulative and no right shall accrue to holders of Common Stock by reason of the fact that dividends on said shares are not declared in any prior period.

            2. LIQUIDATION PREFERENCE.

                  a. (Eliminated)

                  b. (Eliminated)

                  c. COMMON PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily and subject to the rights of the holders of the Undesignated Preferred Stock, if assets remain, the holders of the Common Stock shall be entitled to receive an amount equal to $1.00 per share. If, upon such liquidation, dissolution or winding up of the Corporation, the Assets of the Corporation are insufficient to provide for the cash payment of the full aforesaid preferential amount to the holders of Common Stock, the entire remaining assets legally available for distribution shall be distributed ratably among the holders of Common Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

                  d. NON-PREFERENCE DISTRIBUTION. After the payment or the setting apart of payment to the holders of the Common Stock of the full preferential amounts so payable to them and subject to the rights of the holders of the Undesignated Preferred Stock, the entire remaining assets of this Corporation legally available for distribution shall be distributed equally among the holders of the Common Stock.

                  e. CONSOLIDATION OR MERGER. A consolidation or merger of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, in which consolidation or merger the stockholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger (other than solely to effect a reincorporation), or a sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.

                  f. NONCASH DISTRIBUTIONS. If any of the assets of the Corporation are to be distributed other than in cash under this Section 2 or for any purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser's valuation.


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            3. VOTING RIGHTS.

                  a. (Eliminated)

                  b. (Eliminated)

                  c. COMMON STOCK. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held, such voting rights to be counted together with all other shares of capital stock of the Corporation having voting powers and not as a separate class.

                  d. BOARD OF DIRECTORS. Of the authorized members of the Corporation's Board of Directors:

                  i.   (Eliminated)

                  ii.  (Eliminated)

                  iii. (Eliminated)

                  iv. subject to the rights of the holders of the Undesignated Preferred Stock, the holders of Common Stock, voting separately as a single class, shall be entitled to elect all remaining authorized members (and to fill any vacancies with respect thereto).

         4. (Eliminated)

         5. (Eliminated)

         6. (Eliminated)

            7. THE UNDESIGNATED PREFERRED STOCK.

                  a. ISSUANCE. The Undesignated Preferred Stock may be issued from time to time in one or more series. All shares of any one series of Undesignated Preferred Stock shall be identical in all respects, except that shares of any one series issued on different dates may differ as to dates, if any, from which dividends thereon are to accrue and/or cumulate.

                  b. DESIGNATIONS, POWERS, ETC. The Board of Directors of this Corporation is expressly granted authority, at any time and from time to time by the adoption of a resolution or resolutions not inconsistent with the provisions of this Restated Certificate of Incorporation, to authorize the issuance by this Corporation of one or more series of Undesignated Preferred Stock and to fix and determine with respect to each such series all the designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law, and including, but without limiting the generality of the foregoing, the following:


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                  i.       The number of shares of such series, which may
                           subsequently be increased (except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issuance of such series) or decreased (to a number not less than the number of shares then outstanding) by resolution or resolutions of the Board of Directors, and the distinctive designation thereof;

                  ii. The dividend rights of such series; the preferences, if any, over any other class or series of stock, or of any other class or series of stock over such series, as to dividends; the extent, if any, to which shares of such series shall be entitled to participate in dividends with shares of any other series or class of stock; whether dividends on shares of such series shall be fully, partially or conditionally cumulative, or a combination thereof; and any limitations, restrictions or conditions on the payment of such dividends;

                  iii. The rights of such series, and the preferences, if any, over any other class or series of stock, or of any other class or series of stock over such series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of this Corporation and the extent, if any, to which shares of any such series shall be entitled to participate in such event with any other series or class of stock;

                  iv. Whether or not the shares of such series shall be redeemable, and, if redeemable, the date or dates upon or after which they shall be redeemable, the amount per share payable thereon in the case of the redemption thereof, which amount may vary at different redemption dates;

                  v. The terms of any purchase, retirement or sinking fund which may be provided for the shares of such series;

                  vi. The right, if any, of holders of shares of such series to convert the same into, or exchange the same for Common Stock, and the terms and conditions of such conversion or exchange, as well as provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine; and

                  vii. The voting powers, if any, of such series in addition to the voting powers (if any) required by law.

                  c. RIGHTS IN THE EVENT OF LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, the holders of Undesignated Preferred Stock of each series shall be entitled to receive only such amount of amount as shall have been fixed by this Restated Certificate of

                                       -4-

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Incorporation or by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

            FIVE. The following provisions shall apply to the Board of
Directors:

                  (a) CLASSIFICATION OF DIRECTORS. Except as otherwise provided in this Restated Certificate of Incorporation or a certificate of designation of this Corporation relating to the rights of the holders of any class or series of Undesignated Preferred Stock, voting separately by class or series, to elect additional directors under specified circumstances, the number of directors of this Corporation shall be as fixed from time to time by or pursuant to the By-Laws of this Corporation. Effective upon the first closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering any of this Corporation's securities, the directors, other than those who may be elected by the holders of any class or series of Preferred Stock voting separately by class or series, shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, and shall be adjusted from time to time in the manner specified in the By-Laws of this Corporation to maintain such proportionality. Each initial director in Class I shall hold office for a term expiring at the first annual meeting of stockholders following the classification of directors, each initial director in Class II shall hold office initially for a term expiring at the second annual meeting of stockholders following the classification of directors, and each initial director in Class III shall hold office for a term expiring at the third annual meeting of stockholders following the classification of directors. Notwithstanding the foregoing provisions of this Section FIVE, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each annual meeting of stockholders following the classification of directors, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

                  (b) REMOVAL OF DIRECTORS. Except as otherwise provided pursuant to the provisions of this Restated Certificate of Incorporation or a certificate of designation of this Corporation relating to the rights of the holders of any class or series of Undesignated Preferred Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote, at any regular meeting or special meeting of the stockholders, of not less than 80% of the total number of votes of the then outstanding shares of stock of this Corporation entitled to vote generally in the election of directors, voting together as a single class, but only if notice of such proposal was contained in the notice of such meeting. Any vacancy in the Board of Directors resulting from any such removal or otherwise shall be filled only by vote of a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successor shall be elected and qualified or until their earlier death, resignation or removal.

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                  (c) CHANGE OF AUTHORIZED NUMBER OF DIRECTORS. In the event of any increase or decrease in the Authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  (d) DIRECTORS ELECTED BY HOLDERS OF UNDESIGNATED PREFERRED STOCK. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Undesignated Preferred Stock issued by this Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or a certificate of designation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section FIVE unless expressly provided by such terms.

            SIX. The corporation is to have perpetual existence.

            SEVEN. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time By-Laws of this Corporation, subject to the right or the stockholders entitled to vote with respect thereto to amend or repeal By-Laws made by the Board of Directors as provided for in this Restated Certificate of Incorporation. The affirmative vote of 80% of the total number of votes of the then outstanding shares of capital stock of this Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the adoption, amendment or repeal of By-Laws by the stockholders of this Corporation.

            EIGHT. If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

            NINE. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent


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that exculpation from liability is not permitted under the Delaware General
Corporation Law as in effect at the time such liability is determined. No amendment or repeal of this Section RIGHT shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

            TEN. The Corporation shall, to the maximum extent permitted from time to time under the law oft he State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation of while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation preparation to defend of defense or such action, suit, proceeding or claim; PROVIDED, HOWEVER, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Section NINE shall be deemed to have met the standard of conduct required for such indemnification unless the cont5rary shall be established. Any repeal or modification of the foregoing provisions of this Section TEN shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.


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            ELEVEN. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation. Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

            TWELVE. The Board of Directors of this Corporation, when evaluating any offer of another party (a) to make a tender or exchange offer for any equity security of this Corporation or (b) to effect a business combination, shall, in connection with the exercise of its judgment in determining what is in the best interests of this Corporation as a whole, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including, without limitation:

                  (i) the interests of this Corporation's stockholders, including the possibility that these interests might be best served by the continued independence of the corporation;

                  (ii) whether the proposed transaction might violate federal or state laws;

                  (iii) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of this Corporation, but also to the market price for the capital stock of this Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of this Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and this Corporation's financial condition and future prospects; and

                  (iv) the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with this Corporation, upon the communities in which this Corporation conducts its business and upon the economy of the state, region and nation.

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In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and engage in such legal proceedings as the Board of Directors may determine.

            THIRTEEN. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-Laws (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or the By-Laws of this Corporation), the affirmative vote of 80% or the total number of votes of the then outstanding shares of capital stock of this Corporation entitled to vote generally in the election of directors, voting together as s single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of Sections FIVE, SEVEN, EIGHT, NINE, TEN, ELEVEN, TWELVE and this Section THIRTEEN. Notice of any such proposed amendment, repeal or adoption, shall be contained in the notice of the meeting at which it is to be considered. Subject to the provisions set forth herein, this Corporation reserves the right to amend, alter, repeal or rescind any provision contained in this Restated Certificate of incorporation in the manner now or hereafter prescribed by law.

            This Restated Certificate of Incorporation has been duly adopted by the Board of Directors in accordance with Section 245 of the Delaware General Corporation Law.

            IN WITNESS WHEREOF, said CytoTherapeutics, Inc. has caused this Restated Certificate of Incorporation to be signed by Seth A. Rudnick, its President, and W. Bradford Smith, its Secretary, this 11th day of August, 2000.


                                                    CYTOTHERAPEUTICS, INC.


                                                    /s/ Seth A. Rudnick
                                                    ---------------------------
                                                    Seth A. Rudnick, President

ATTEST:


By: /s/ W. Bradford Smith
    ------------------------------
    W. Bradford Smith, Secretary


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                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             CYTOTHERAPEUTICS, INC.


      CytoTherapeutics, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

     The name of the Corporation is CytoTherapeutics, Inc. CytoTherapeutics, Inc. was originally incorporated under the name Cellular Transplants, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 2, 1988. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 14,1992 and again restated on August 11, 1992. The certificate of incorporation of the Corporation, as restated, is hereby further amended to read as follows:

               "ONE:  The name of this corporation is StemCells, Inc."

     The said amendment has been consented to and authorized by the stockholders of the corporation, acting by unanimous written consent given in accordance with the applicable provisions of Section 228 of the General Corporation Law of the State of Delaware, effective on May 23, 2000.

     The said amendment has been duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Iris Brest, its Secretary, this 23th day of May, 2000.



                                                     CYTOTHERAPEUTICS, INC.


                                                     By: /s/ Iris Brest
                                                         ----------------------
                                                         Secretary

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